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                                                              Exhibit 15.1

August 1, 1996


Mr. Michael A. Keresman
Chief Financial Officer
STERIS Corporation
5960 Heisley Road
Mentor, Ohio 44060-1868


Dear Mr. Keresman:

    We are aware that STERIS Corporation has incorporated by reference in its Registration Statement on Form S-8 the AMSCO International, Inc. Form 10-Q for the quarter ended March 31, 1996, which includes our report dated April 10, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP